EXHIBIT 4.1

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS

OF

SERIES A PREFERRED STOCK

OF

BIOSPHERE MEDICAL, INC.

(Pursuant to Section 151 of

the Delaware General Corporation Law)

Biosphere Medical, Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, hereby certifies that, pursuant to authority conferred on its Board of Directors (the “Board”) by the Amended and Restated Certificate of Incorporation of the Corporation, the following resolution was adopted by a duly authorized committee of the Board consisting solely of independent directors (within the meaning of Nasdaq Market Place Rule 4200(a)(15)) at a meeting of such committee duly held on November 3, 2004, which resolution remains in full force and effect on the date hereof:

RESOLVED, that there is hereby established a series of the Corporation’s authorized Preferred Stock (the “Preferred Stock”) having a par value of $0.01 per share, which series shall be designated as “Series A Preferred Stock” (the “Series A Preferred Stock”) and shall consist of Twelve Thousand (12,000) shares. The shares of Series A Preferred Stock shall have the voting powers, designations, preferences and other special rights, and qualifications, limitations and restrictions thereof set forth below:

1. Certain Definitions. As used herein, the following terms shall have the following meanings:

(a) “Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control,” when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “affiliated,” “controlling” and “controlled” have meanings correlative to the foregoing.

(b) “Business Day” shall mean a day, other than a Saturday or Sunday, on which banks in New York City are open for the general transaction of business.

(c) “Cerberus” means Cerberus Capital Management, L.P., Cerberus Partners, L.P. and/or one or more of its Affiliates.

(d) “Fair Market Value” shall mean, with respect to any listed security, its Market Price, and with respect to any property or assets other than cash or listed securities, the fair value thereof determined in good faith by the Board and the Requisite Holders.

(e) “Initial Issue Date” shall mean the date that shares of Series A Preferred Stock are first issued by the Corporation.

(f) “Liquidation Event” shall mean: (i) any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary; (ii) a consolidation or merger of the Corporation with or into any other corporation or corporations which results in the stockholders of the Corporation owning less than fifty percent (50%) of the outstanding capital stock of the surviving entity; (iii) a sale, lease or exchange of all or substantially all of the assets of the Corporation; (iv) the issuance and/or sale by the Corporation in one or a series of related transactions of shares of Common Stock (or securities convertible or exchangeable into or exercisable for shares of Common Stock) constituting a majority of the shares of Common Stock outstanding immediately following such issuance (treating all securities convertible or exchangeable into or exercisable for shares of Common Stock as having been fully converted, exchanged and exercised, without regard to any exercise, conversion or exchange limitations therein); (v) any other form of acquisition or business combination where the Corporation is the target of such acquisition and where a change in control occurs such that the Person seeking to acquire the Corporation has the power to elect a majority of the Board as a result of the transaction; and (vi) any other liquidity events that the Requisite Holders and the Board mutually agree shall constitute a Liquidation Event; provided, however, that the issuance of (i) Series A Preferred Stock on the Initial Issue Date or as dividends on such Series A Preferred Stock, or (ii) Common Stock in conversion of the Series A Preferred Stock or the Warrants issued on the Initial Issue Date, shall not constitute a Liquidation Event.

(g) “Market Price”, as of a particular date (the “Valuation Date”), shall mean the following with respect to any class of listed securities: (A) if such security is then listed on a national stock exchange, the Market Price shall be the average of the closing sale price of one share of such security on such exchange on the ten (10) trading days prior to the Valuation Date, provided that if such security has not traded in the prior ten (10) trading sessions, the Market Price shall be the average closing price of such security in the most recent ten (10) trading sessions during which such security has traded; (B) if such security is then included in The Nasdaq Stock Market, Inc. (“Nasdaq”), the Market Price shall be the average of the closing sale price of one share of such security on Nasdaq on the ten (10) trading days prior to the Valuation Date or, if no such closing sale price is available, the average of the high bid and the low ask price quoted on Nasdaq as of the end of the ten (10) trading days prior to the Valuation Date, provided that if such security has not traded in the prior ten (10) trading sessions, the Market Price shall be the average closing price of one share of such security in the most recent ten (10) trading sessions during which such security has traded; (C) if such security is then included in the Over-the-Counter Bulletin Board, the Market Price shall be the average of the closing sale price of one share of such security on the Over-the-Counter Bulletin Board on the ten (10) trading days prior to the Valuation Date or, if no such closing sale price is available, the average of the high bid and the low ask price quoted on the Over-the-Counter Bulletin Board as of the end of the ten (10) trading days prior to the Valuation Date, provided that if such stock has not traded in the prior ten (10) trading sessions, the Market Price shall be the average closing price of one share of such security in the most recent ten (10) trading sessions during which such security has traded; or (D) if such security is then included in the “pink sheets,” the Market Price shall be the average of the closing sale price of one share of such security on the “pink sheets” on the ten (10) trading days prior to the Valuation Date or, if no such closing sale price is available, the average of the high bid and the low ask price quoted on the “pink sheets” as of the end of the ten (10) trading days prior to the Valuation Date, provided that if such stock has not traded in the prior ten (10) trading sessions, the Market Price shall be the average closing price of one share of such security in the most recent ten (10) trading sessions during which such security has traded.

(h) “Person” shall mean any individual, partnership, Corporation, limited liability Corporation, joint venture, association, joint stock Corporation, trust, unincorporated organization, government or agency or political subdivision thereof, or other entity.

(i) “Requisite Holders” if Cerberus and Sepracor Inc. are holders of the then outstanding shares of Series A Preferred Stock, then, Requisite Holders shall mean Cerberus and Sepracor Inc., otherwise, Requisite Holders shall mean the holders of a majority of the then outstanding shares of Series A Preferred Stock.

(j) “Series A Stated Value” shall mean, with respect to each share of Series A Preferred Stock, One Thousand Dollars ($1,000.00), which Series A Stated Value shall be subject to appropriate adjustment pursuant to this Section 1(j) from time to time in the event of any stock dividend, stock split, reverse stock split, reclassification, stock combination or other recapitalization affecting the Series A Preferred Stock.

2. Designation; Preference and Ranking. The Series A Preferred Stock shall consist of Twelve Thousand (12,000) shares. The preferences of each share of Series A Preferred Stock with respect to dividend payments and distributions of the Corporation’s assets upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation shall be equal to the preferences of every other share of Series A Preferred Stock from time to time outstanding in every respect. Notwithstanding the terms and conditions of any series of Preferred Stock now or hereafter existing providing that the Series A Preferred Stock shall rank junior, pari passu or senior thereto, the Series A Preferred Stock shall rank senior to all other outstanding series of Preferred Stock and senior to the Common Stock, par value $0.01 per share (the “Common Stock”), of the Corporation as to the payment of dividends and the distribution of assets upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

3. Dividend Rights.

(a) Each holder of Series A Preferred Stock, in preference and priority to the holders of all other classes of stock, shall be entitled to receive, with respect to each share of Series A Preferred Stock then outstanding and held by such holder of Series A Preferred Stock, dividends, commencing from the date of issuance of such share of Series A Preferred Stock, at the rate of six percent (6%) per annum (on the basis of a 360 day year) of the Series A Stated Value (the “Series A Preferred Dividends”). The Series A Preferred Dividends shall be cumulative, whether or not earned or declared, and shall be paid quarterly in arrears on the first day of January, April, July and October in each year that Series A Preferred Stock is outstanding, and shall be prorated for periods shorter than one quarter. The Series A Preferred Dividends shall be paid to each holder of Series A Preferred Stock out of legally available funds or, at the Corporation’s election, through the issuance of such number of additional shares of Series A Preferred Stock (rounded down to the nearest whole share with any fractional shares being issued in cash in an amount equal to the Series A Stated Value of such fractional share of Series A Preferred Stock) determined by dividing the amount of the total accrued but unpaid dividends then outstanding on such holder’s shares of the Series A Preferred Stock by the Series A Conversion Price then in effect; provided, however, the number of shares of Series A Preferred Stock that may be issued as a dividend upon the Corporation’s election under this sentence shall be limited (i) if and to the extent that the Corporation shall have received written advice from the Nasdaq that such issuance would result in a change of control (within the meaning of Nasdaq Marketplace Rule 4350(i)(1)(B), as amended from time to time (“NASD Rule 4350(i)(1)(B)”) or (ii) if and to the extent such issuance would result in the issuance of more than 19.9% of the Common Stock outstanding as of the Initial Issue Date, for the purposes of the Nasdaq Marketplace Rule 4350(i)(1)(D), as amended from time to time (“NASD Rule 4350(i)(1)(D)”); provided, further, however, if the immediately preceding proviso shall in fact limit the issuance of any shares of Series A Preferred Stock in payment of a given dividend, then the Corporation’s election to pay such dividend in shares of Series A Preferred Stock shall be ineffective to the extent of such limitation, and such dividend shall instead thereupon be paid in cash by the Corporation out of legally available funds. Any election by the Corporation to pay dividends in cash or shares of Series A Preferred Stock shall be made uniformly with respect to all outstanding shares of Series A Preferred Stock for a given dividend period.

(b) No dividends shall be paid on any Common Stock of the Corporation or any other capital stock of the Corporation as long as any Series A Preferred Stock is outstanding.

(c) In the event that the Corporation shall at any time pay a dividend on the Common Stock (other than a dividend payable solely in shares of Common Stock) or any other class or series of capital stock of the Corporation, the Corporation shall, at the same time, pay to each holder of Series A Preferred Stock a dividend equal to the dividend that would have been payable to such holder if the shares of Series A Preferred Stock held by such holder had been converted into Common Stock on the date of determination of holders of Common Stock entitled to receive such dividends.

4. Liquidation Rights.

(a) Upon the consummation of a Liquidation Event, the holders of Series A Preferred Stock shall be entitled to receive, on a pro rata basis, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock, or any other class of capital stock of the Corporation, an amount equal to the Series A Stated Value for each share of Series A Preferred Stock then held by such holder, plus an amount equal to all declared but unpaid dividends, and all accrued but unpaid dividends set forth in Section 3(a) above, on each such share of Series A Preferred Stock (the “Liquidation Preference Amount”). If, upon the occurrence of any such Liquidation Event, the assets and funds to be distributed among the holders of Series A Preferred Stock shall be insufficient to permit the payment to such holders of the aggregate Liquidation Preference Amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of Series A Preferred Stock in proportion to the Liquidation

Preference Amount each such holder is entitled to receive, and no assets of the Corporation shall be distributed to the holders of the Common Stock or any other class or series of capital stock of the Corporation in respect of such Common Stock or such other stock unless and until the Liquidation Preference Amount payable to all holders of the Series A Preferred Stock has been indefeasibly paid in full.

(b) After payment of the aggregate Liquidation Preference Amount to the holders of the Series A Preferred Stock as set forth in Section 4(a) above and subject to any other distribution that may be required with respect to any future series of Preferred Stock that may from time to time come into existence, the remaining assets and funds of the Corporation, if any, available for distribution to stockholders shall be distributed ratably among the holders of the Series A Preferred Stock, any other class or series of capital stock that participates with the Common Stock in the distribution of assets upon any Liquidation Event (or similar event) and the Common Stock, with the holders of the Series A Preferred Stock deemed to hold that number of shares of Common Stock into which such shares of Series A Preferred Stock are then convertible.

(c) Whenever the distributions provided for in this Section 4 shall be payable in property other than cash, the value of such distribution shall be the Fair Market Value thereof. All distributions (including distributions other than cash) made hereunder shall be made pro rata to the holders of Series A Preferred Stock, based on the number of shares of Series A Preferred Stock held by each such holder.

(d) Nothing in this Section 4 shall affect in any way the right of each holder of Series A Preferred Stock to convert such shares at any time and from time to time into Common Stock in accordance with Section 6 hereof prior to the consummation of any Liquidation Event.

5. Voting Rights; Protective Provisions.

(a) Except as otherwise provided herein or as required by applicable law, the holders of Series A Preferred Stock shall be entitled to vote on all matters on which the holders of Common Stock shall be entitled to vote, in the same manner and with the same effect as the holders of Common Stock, voting together with the holders of Common Stock as a single class. For this purpose, the holders of Series A Preferred Stock shall be given notice of any meeting of stockholders as to which the holders of Common Stock are given notice in accordance with the by-laws of the Corporation. As to any matter on which the holders of Series A Preferred Stock shall be entitled to vote, each holder of Series A Preferred Stock shall be entitled to cast a number of votes per share of Series A Preferred Stock held of record by such holder on the record date for the meeting of stockholders, if such matter is subject to a vote at a meeting of stockholders, or on the effective date of any written consent, if such matter is subject to a written consent of the stockholders without a meeting of stockholders, equal to the number of shares of Common Stock into which such share of Series A Preferred Stock is then convertible on such record date or effective date, as the case may be, in accordance with Section 6 hereof.

(b) So long as four thousand (4,000) or more shares of Series A Preferred Stock first issued by the Corporation on the Initial Issue Date are outstanding (appropriately adjusted for any stock dividend, stock split, reverse stock split, reclassification, stock combination or other recapitalization occurring after the Initial Issue Date), the Corporation shall not, without the affirmative vote or written consent of the Requisite Holders (which consent shall not be unreasonably withheld) take any of the following actions or agree to take any of the following actions:

(1) amend, alter or repeal any of the provisions of the Corporation’s Amended and Restated Certificate of Incorporation or Bylaws, or recapitalize, reclassify, reorganize or exchange any class of the Corporation’s capital stock, including through a merger or consolidation, in each case, in a manner that would adversely effect the rights of the holders of Series A Preferred Stock, or in any way change the rights of the Series A Preferred Stock;

(2) authorize, create, designate, issue or sell any (A) class or series of capital stock (including shares of treasury stock), (B) rights, options, warrants or other securities convertible into or exercisable or exchangeable for capital stock or (C) any debt security which by its terms is convertible into or exchangeable for any capital stock or has any other equity feature or any security that is a combination of debt and equity, which capital stock, in each case, is senior to or pari passu with the Series A Preferred Stock;

(3) increase or decrease (other than following a conversion or redemption of Series A Preferred Stock, and then, only to the extent of such conversion or redemption) the number of authorized shares of Series A Preferred Stock or authorize the issuance of or issue any shares of Series A Preferred Stock (other than in connection with the payment of Series A Preferred Dividends in accordance with Section 3 hereof);

(4) agree to any restriction on the Corporation’s ability to satisfy its obligations hereunder to holders of Series A Preferred Stock or the Corporation’s ability to honor the exercise of any rights of the holders of the Series A Preferred Stock;

(5) directly or indirectly declare or pay any dividend or make any distribution (whether in cash, shares of capital stock of the Corporation, or other property) on shares of capital stock of the Corporation, or redeem, purchase or otherwise acquire for value (including through an exchange), or set apart money or other property for any mandatory purchase or analogous fund for the redemption, purchase or acquisition of any shares of capital stock of the Corporation, except for: (i) the Series A Preferred Dividends; and (ii) the redemption or repurchase of (x) shares of Series A Preferred Stock in accordance with the terms of this Certificate of Designations, or (y) shares of Common Stock held by employees, officers or directors of the Corporation pursuant to a written plan or program approved by the Board;

(6) conduct transactions with Affiliates, unless the terms and conditions of any such transaction are at least as favorable to the Corporation as in an arms-length transaction, as determined by a majority of the disinterested members of the Board, and are approved by a majority of the disinterested members of the Board; and

(7) enter into any agreement, or form or permit any subsidiary, to do any of the foregoing.

For purpose of this Section 5(b), in addition to and not in lieu of any other rights they may have, with respect to the matters specified in this Section 5(b), the holders of Series A

Preferred Stock shall be given notice of any meeting of stockholders as to which the holders of Common Stock or any other class or series of capital stock of the Corporation are given notice in accordance with the By-laws of the Corporation, or if such matter is not subject to the vote or written consent of the stockholders of the Corporation, then the Corporation shall give written notice of such matter to the holders of the Series A Preferred Stock at their respective addresses then in the books and records of the Corporation (or such other address as may be directed in a signed writing to the Corporation from time to time by any such holder). As to any matter on which the holders of Series A Preferred Stock shall be entitled to vote in accordance with this Sections 5(b), each holder of Series A Preferred Stock shall have one vote for each share of Series A Preferred Stock held of record by such holder on the record date for the meeting of stockholders, if such matter is subject to a vote at a meeting of stockholders, or on the effective date of any written consent, if such matter is subject to a written consent of the stockholders without a meeting of stockholders, or on the date of the notice given to the holders of Series A Preferred Stock, if such matter is not subject to the vote or written consent of the stockholders.

6. Conversion. The holders of shares of Series A Preferred Stock shall have the following conversion rights:

(a) Subject to the terms and conditions of this Section 6, the holder of any share or shares of Series A Preferred Stock shall have the right, at its option at any time, to convert any such shares of Series A Preferred Stock into such number of fully paid and nonassessable shares of Common Stock as is obtained by: (i) multiplying the number of shares of Series A Preferred Stock to be converted by the Series A Stated Value and adding to such product an amount equal to all declared but unpaid dividends and all accrued but unpaid dividends set forth in Section 3(a) above, with respect to such shares of Series A Preferred Stock to be converted; and (ii) dividing the result obtained pursuant to clause (i) above by the Series A Conversion Price then in effect. The “Series A Conversion Price” shall initially be four dollars ($4.00), and shall be subject to adjustment from time to time in accordance with the provisions of this Section 6. The rights of conversion set forth in this Section 6 shall be exercised by any holder of Series A Preferred Stock by giving written notice to the Corporation that such holder elects to convert a stated number of shares of Series A Preferred Stock into Common Stock and by surrender of a certificate or certificates for the shares of Series A Preferred Stock so to be converted (or, in lieu thereof, by delivery of an appropriate lost stock affidavit in the event such certificate or certificates have been lost or destroyed in accordance with Section 11) to the Corporation at its principal office (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holders of Series A Preferred Stock) at any time on the date set forth in such notice (which date shall not be earlier than the Corporation’s receipt of such notice), together with a statement of the name or names (with address) in which the certificate or certificates for shares of Common Stock shall be issued. Notwithstanding anything in this Section 6(a) to the contrary, a holder Series A Preferred Stock shall not be entitled to convert its shares of Series A Preferred Stock (i) if and to the extent the Corporation shall have received written advice from Nasdaq that such conversion would result in a change of control (within the meaning of NASD Rule 4350(i)(1)(B)), or (ii) if and to the extent that such conversion would result in the issuance of more than 19.9% of the Corporation’s Common Stock outstanding as of the Initial Issue Date, for purposes of NASD Rule 4350(i)(1)(D).

(b) Promptly after receipt of the written notice referred to in Section 6(a) above and surrender of the certificate or certificates for the share or shares of Series A Preferred Stock to be converted (or, in lieu thereof, by delivery of an appropriate lost stock affidavit in the event such certificate or certificates have been lost or destroyed in accordance with Section 11), but in no event more than three (3) Business Days thereafter, the Corporation shall issue and deliver, or cause to be issued and delivered, to the holder of Series A Preferred Stock, registered in such name or names as such holder may direct in writing, a certificate or certificates for the number of whole shares of Common Stock issuable upon the conversion of such share (a “Conversion Share”) or shares of Series A Preferred Stock. To the extent permitted by law, such conversion shall be deemed to have been effected, and the Series A Conversion Price shall be determined, as of the close of business on the date on which such written notice shall have been received by the Corporation and the certificate or certificates for such share or shares of Series A Preferred Stock shall have been surrendered as aforesaid (or, in lieu thereof, an appropriate lost stock affidavit has been delivered to the Corporation in accordance with Section 11), and at such time, the rights of the holder of such share or shares of Series A Preferred Stock shall cease with respect to the shares of Series A Preferred Stock being converted, and the Person or Persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby.

(c) No fractional shares shall be issued upon any conversion of shares of Series A Preferred Stock into Common Stock. If any fractional share of Common Stock would, except for the provisions of the first sentence of this Section 6(c), be delivered upon such conversion, the Corporation, in lieu of delivering such fractional share, shall pay to the holder surrendering the shares of Series A Preferred Stock for conversion an amount in cash equal to the Market Price of such fractional share of Common Stock. In case the number of shares of Series A Preferred Stock represented by the certificate or certificates surrendered pursuant to Section 6(a) above exceeds the number of shares converted, the Corporation shall, upon such conversion, execute and deliver to the holder, at the expense of the Corporation, a new certificate or certificates for the number of shares of Series A Preferred Stock represented by the certificate or certificates surrendered which are not to be converted.

(d) Except as provided in Section 6(e) below, if and whenever the Corporation shall issue or sell, or is, in accordance with Sections 6(d)(1) through 6(d)(5) hereof, deemed to have issued or sold, any shares of Common Stock for a consideration per share less than the Series A Conversion Price in effect immediately prior to the time of such issue or sale, then and in each such case (a “Trigger Issuance”), regardless of whether such issuance or sale was approved under Section 5 above, effective as of the close of business on the effective date of the Trigger Issuance the then-existing Series A Conversion Price shall be reduced to a price (calculated to the nearest cent) determined by multiplying the Series A Conversion Price then in effect by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of Common Stock that the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at the Series A Conversion Price in effect immediately prior to such issuance, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of Additional Shares of Common Stock so issued.

For purposes of this Section 6(d), “Additional Shares of Common Stock” shall mean all shares of Common Stock issued by the Corporation or deemed to be issued pursuant to this Section 6(d), other than those excluded issuances set forth in Section 6(e) hereof.

For purposes of this Section 6(d), the following subsections (d)(l) to (d)(5) shall also be applicable (subject, in each such case, to the provisions of Section 6(e) hereof):

(d)(1) In case at any time after the Initial Issue Date the Corporation shall in any manner grant, issue or sell any stock or security convertible into or exchangeable for Common Stock (“Convertible Securities”) or any warrants or other rights to subscribe for or to purchase, or any options for the purchase of, Common Stock or any Convertible Securities (such warrants, rights or options being called “Options”), whether or not the right to convert, exchange or exercise any such Convertible Securities or such Options are immediately exercisable, and the price per share for which Common Stock is issuable upon the conversion or exchange of such Convertible Securities or upon the exercise of such Options (determined by dividing (i) the sum of (x) the total amount, if any, received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities or the granting of such Options, plus (y) the aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange of all such Convertible Securities or the exercise of all such Options, plus (z), in the case of such Options to purchase Convertible Securities, the aggregate amount of additional consideration, if any, payable upon the conversion or exchange of such Convertible Securities, by (ii) the maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities, or upon the exercise of such Options, or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options), shall be less than the Series A Conversion Price in effect immediately prior to the time of the issue or sale of such Convertible Securities or the granting of such Options, then the total number of shares of Common Stock issuable upon the conversion or exchange of such Convertible Securities, or the exercise of such Options, or upon the conversion or exchange of the maximum amount of such Convertible Securities issuable upon the exercise of such Options, shall be deemed to have been issued for a price (calculated to the nearest cent) determined by multiplying the Series A Conversion Price then in effect by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of Common Stock that the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at the Series A Conversion Price in effect immediately prior to such issuance, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of Additional Shares of Common Stock so issued, and thereafter such Additional Shares of Common Stock shall be deemed to be outstanding for purposes of adjusting the Series A Conversion Price. Except as otherwise provided in Section 6(d)(2), no additional adjustment of the Series A Conversion Price shall be made upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities or upon exercise of such Options.

(d)(2) Upon the happening of any of the following events, namely, if the purchase price provided for in any Option referred to in Section 6(d)(l) hereof, the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in Section 6(d)(l), or the rate at which Convertible Securities referred to in Section 6(d)(l) are convertible into or exchangeable for Common Stock shall change at any time (including, but not limited to, changes under or by reason of provisions designed to protect against dilution), the Series A Conversion Price in effect at the time of such event shall forthwith be readjusted to the Series A Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold, but only if as a result of such adjustment the Series A Conversion Price then in effect hereunder is thereby reduced.

(d)(3) In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for cash, the consideration received therefor shall be deemed to be the net amount received by the Corporation therefor, after deduction therefrom of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be deemed to be the Fair Market Value of such consideration, after deduction of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith.

(d)(4) In case the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them (i) to receive a dividend or other distribution payable in Common Stock, Options or Convertible Securities or (ii) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be. Notwithstanding the foregoing, no anti-dilution adjustment provided for in this Section 6 shall be effected with respect to any transaction for which a record date is set by the Corporation if the transaction is abandoned by the Corporation prior to the time such transaction becomes effective.

(d)(5) The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation or any of its subsidiaries, and the disposition of any such shares (other than the cancellation or retirement thereof) shall be considered an issue or sale of Common Stock for the purpose of this Section 6(d).

(e) Notwithstanding anything in this Section 6 to the contrary, the Corporation shall not be required to make any adjustment of the Series A Conversion Price in the case of the following issuances of shares of Common Stock from and after the Initial Issue Date: (i) issuances upon the exercise of any Options or Convertible Securities granted, issued and outstanding on the Initial Issue Date; (ii) issuances of securities as consideration for a merger or consolidation with, or purchase of assets from, a non-Affiliated third party; (iii) issuance of Common Stock upon conversion of the Series A Preferred Stock, exercise of the warrants issued in connection therewith, or as payment-in-kind dividends on the Series A Preferred Dividends in accordance with the Section 3(a) hereof; (iv) shares of Common Stock (or Options with respect thereto) issued or issuable to employees, officers or directors of, or consultants or advisors to, the Company or any of its subsidiaries, pursuant to a plan, agreement or arrangement approved by the Board; and (v) shares of Common Stock issued or issuable as a result of any stock split, combination, dividend, distribution, reclassification, exchange or substitution for which an equitable adjustment has been made under Sections 6(f), (g), (h) or (i) below (collectively, “Excluded Issuances”).

(f) If, at any time after the Initial Issue Date, the number of shares of Common Stock outstanding is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, following the record date for the determination of holders of Common Stock entitled to receive such stock dividend, or to be affected by such subdivision or split-up, the Series A Conversion Price shall be appropriately decreased so that the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock shall be increased in proportion to such increase in outstanding shares.

(g) If, at any time after the Initial Issue Date, the number of shares of Common Stock outstanding is decreased by a reverse-split or other combination of the outstanding shares of Common Stock into a smaller number of shares of Common Stock, then, following the record date to determine shares affected by such combination, the Series A Conversion Price shall be appropriately increased so that the number of Conversion Shares issuable on conversion of each share of Series A Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.

(h) If the Common Stock issuable upon the conversion of the Series A Preferred Stock shall be changed into the same or different number of shares of any class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination or shares of stock dividend provided for elsewhere in this Section 6, or the sale of all or substantially all of the Corporation’s properties and assets to any other Person), then and in each such event the holder of each share of Series A Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change by holders of the number of shares of Common Stock into which such shares of Series A Preferred Stock might have been converted, as the case may be, immediately prior to such reorganization, reclassification or change, all subject to further adjustment as provided herein.

(i) If at any time or from time to time there shall be a merger or consolidation of the Corporation with or into another corporation, or the sale of all or substantially all of the Corporation’s properties and assets to any other Person, except for any merger, consolidation or sale of all or substantially all of the Corporation’s properties or assets that constitutes a Liquidation Event and for which the holder has received the full Liquidation Preference Amount, then, as a part of such merger, or consolidation or sale, provision shall be made so that holders of Series A Preferred Stock, as the case may be, shall thereafter be entitled to receive upon conversion of the Series A Preferred Stock, the number of shares of stock or other securities or property of the Corporation, or of the successor corporation resulting from such merger, consolidation or sale, to which such holder would have been entitled if such holder had converted its shares of Series A Preferred Stock immediately prior to such merger, consolidation or sale. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 6 with respect to the rights of the holders of the Series A Preferred Stock after the merger, consolidation or sale to the end that the provisions of this Section 6, including adjustment of the Series A Conversion Price then in effect for the Series A Preferred Stock and the number of shares issuable upon conversion of the Series A Preferred Stock) shall be applicable after that event in as nearly equivalent a manner as may be practicable.

(j) If the Market Price of the Common Stock for any forty (40) days during any sixty (60) consecutive trading day period shall equal or exceed 250% of the Series A Conversion Price then in effect, then, within ten (10) Business Days after receipt of written notice to the holders of the Series A Preferred Stock from the Corporation, which notice shall be delivered to the holders of the Series A Preferred Stock within ten (10) Business Days of the end of the relevant sixty (60) consecutive trading day period, the Corporation may elect to convert all but not less than all of the Series A Preferred Stock; provided, however, the Corporation may not convert any of the shares of Series A Preferred Stock unless (i) the Corporation receives from its independent legal counsel an opinion (without the holder thereof providing such counsel any representations relating to affiliate status of such holder), dated as of such date, in form, scope and substance as is reasonably satisfactory to the holders of the Series A Preferred Stock and their respective counsel, that the shares are then eligible for resale pursuant to Rule 144(k) promulgated under the Securities Act of 1933, as amended, or (ii) a registration statement covering the resale of the shares of Common Stock issuable upon such conversion has been declared and then remains effective with the Securities and Exchange Commission during the entirety of such entire 60-day period and thereafter remains effective until the last day on which the Corporation is required to keep such registration statement effective under the terms of the Investor Rights Agreement, dated as of November 9, 2004, among the Corporation, Cerberus Partners, L.P. and Sepracor Inc.

(k) Notices of Record Date. In case at any time:

(1) the Corporation shall declare any dividend upon its Common Stock or any other class or series of capital stock of the Corporation payable in cash or stock or make any other distribution to the holders of its Common Stock or any such other class or series of capital stock;

(2) the Corporation shall offer for subscription pro rata to the holders of its Common Stock or any other class or series of capital stock of the Corporation any additional shares of stock of any class or other rights; or

(3) there shall be any capital reorganization or reclassification of the capital stock of the Corporation or any Liquidation Event;

then, in any one or more of said cases, the Corporation shall give, (a) at least twenty (20) Business Days’ prior written notice of the date on which the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any event set forth in clause (3) of this Section 6(k) and (b) in the case of any event set forth in clause (3) of this Section 6(k), at least twenty (20) Business Days’ prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (a) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock or such other class or series of capital stock shall be entitled thereto and such notice in accordance with the foregoing clause (b) shall also specify the date on which the holders of Common Stock and such other series or class of capital stock shall be entitled to exchange their Common Stock and other stock for securities or other property deliverable upon consummation of the applicable event set forth in clause (3) of this Section 6(k).

(l) Upon any adjustment of the Series A Conversion Price, then and in each such case the Corporation shall give prompt written notice thereof, by delivery in person or by certified or registered mail, return receipt requested, addressed to each holder of shares of Series A Preferred Stock at the address of such holder as shown on the books of the Corporation, which notice shall state the Series A Conversion Price resulting from such adjustment and setting forth in reasonable detail the method upon which such calculation is based.

(m) The Corporation will take all such action as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or regulation, or of any requirement of any national securities exchange upon which the Common Stock may be listed. The Corporation will not take any action which results in any adjustment of the Series A Conversion Price if the total number of shares of Common Stock issued and issuable after such action upon conversion of the Series A Preferred Stock would exceed the total number of shares of Common Stock then authorized by the Corporation’s Amended and Restated Certificate of Incorporation.

(n) The Corporation will at no time close its transfer books against the transfer of any Series A Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Series A Preferred Stock in any manner which interferes with the timely conversion of such Series A Preferred Stock, except as may otherwise be required to comply with applicable securities laws.

7. Redemption.

(a) At any time after November 9, 2007, all but not less than all of the outstanding and unconverted shares of Series A Preferred Stock may be, at the Corporation’s

sole option, redeemed by the Corporation pursuant to this Section 7, from funds legally available therefor at an amount equal to the aggregate Liquidation Preference Amount for such shares (the “Redemption Payment”). In order to effect a redemption of the outstanding and unconverted shares of Series A Preferred Stock, the Corporation shall give written notice thereof (the “Redemption Notice”) to each holder of the Series A Preferred Stock in accordance with Section 9 below, at least twenty-five (25) days prior to the date (the “Redemption Date”) specified in the Redemption Notice for such redemption. On the Redemption Date, the Corporation shall deliver to each such holder the aggregate Redemption Payment applicable to such holder’s Series A Preferred Stock, in lawful money of the United States. All outstanding and unconverted shares of Series A Preferred Stock shall be redeemed on the Redemption Date. From and after the Redemption Date, except as provided in Section 7(b) below, all shares of Series A Preferred Stock shall cease to be outstanding, shall have the status of authorized but undesignated preferred stock, and shall, as to the holders thereof, represent the irrevocable and unqualified right to receive the Redemption Payment required by this Section 7.

(b) If any portion of the applicable Redemption Payment under Section 7(a) shall not be paid by the Corporation within seven (7) calendar days after the Redemption Date, interest shall accrue thereon at the rate of 15% per annum until the Redemption Payment plus all such interest is paid in full (which amount shall be paid as liquidated damages and not as a penalty). In addition, if any portion of such Redemption Payment remains unpaid for more than seven (7) calendar days after the Redemption Date, the holder of the Series A Preferred Stock subject to such redemption may elect, by written notice to the Corporation, to either (i) demand conversion in accordance with the formula and the time frame therefor set forth in Section 6 of all of the shares of Preferred Stock for which such redemption price, plus accrued liquidated damages thereof, has not been paid in full (the “Unpaid Redemption Shares”), in which event the Series A Conversion Price for such shares shall be the lower of the Market Price calculated as of the Redemption Date and the Market Price as of such holder’s written demand for conversion, or (ii) invalidate ab initio such redemption, notwithstanding anything herein contained to the contrary. If such holder elects option (i) above, the Corporation shall within five (5) Business Days of its receipt of such election deliver to such holder the shares of Common Stock issuable upon conversion of the Unpaid Redemption Shares subject to such holder’s conversion demand and otherwise perform its obligations hereunder with respect thereto; or, if such holder elects option (ii) above, the Corporation shall promptly, and in any event not later than five (5) Business Days from receipt of such holder’s notice of such election, return to such holder all of the Unpaid Redemption Shares.

(c) Except as expressly provided in Section 7(b), the delivery of a Redemption Notice shall not terminate or impair a holder’s right to convert its Series A Preferred Stock until the later of (x) the Redemption Date, and (y) such holder’s receipt of the full amount due to such holder under this Section 7 in respect of such redemption.

8. Reservation and Listing of Shares.

(a) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of providing for the conversion of the Series A Preferred Stock and the exercise of the Warrants issued in connection therewith, such number of shares of Common Stock as shall from time to time equal the number of shares sufficient to permit the conversion of the Series A Preferred Stock and the exercise of such Warrants issued pursuant to this Agreement in accordance with their respective terms, without regard to any exercise limitations contained in such Warrants. The Corporation covenants that all shares of Common Stock which shall be issued upon conversion of the Series A Preferred Stock shall be duly and validly issued and fully paid and nonassessable, and free from all taxes, liens and charges with respect to the issue thereof, and, without limiting the generality of the foregoing, the Corporation covenants that it will from time to time take all such action as may be requisite to assure that the par value per share of the Common Stock is at all times equal to or less than the Series A Conversion Price in effect at the time.

(b) The Corporation shall: (i) prepare and file with Nasdaq on a timely basis the necessary Notification Form regarding the listing on the Nasdaq of a number of additional shares of Common Stock which is at least equal to the maximum number of shares then issuable upon conversion of the Series A Preferred Stock, together with the shares issuable in payment of Series A Dividends (without regard to any limitation on conversions of Series A Preferred Stock); (ii) use its best efforts to maintain, so long as any other shares of Common Stock shall be so listed, the listing of all such shares then issuable upon conversion of the Series A Preferred Stock on the Nasdaq; and (iii) provide to the holders of the Series A Preferred Stock evidence of such filing upon request. This Section shall apply to each exchange, securities association and quotation service on which the Common Stock shall be listed for trading from time to time.

9. Notices. Except as otherwise provided herein, all notices or other communications required hereunder shall be in writing and shall be deemed to have been received: (a) upon hand delivery (receipt acknowledged) or delivery by telex (with correct answer back received) telecopy or facsimile (with transmission confirmation report) at the address or number designated below (if received by 8:00 p.m. New York Time), or the first business day following such delivery (if received after 8:00 p.m. New York Time); or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur; and shall be regarded as properly addressed if sent to the parties or their representatives at the addresses given below:

To the Corporation:	Biosphere Medical, Inc.
1050 Hingham Street
Rockland, MA 02370 USA
Attn: President
Fax: 781-681-5093

With a copy to:	Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, Massachusetts 02109
Attn: Susan W. Murley, Esq.
Fax: 617-526-5000

To the holders of Series A Preferred Stock:

Cerberus Partners, L.P.
299 Park Avenue, 22nd Floor
New York, New York 10171
Attn: Mr. Seth P. Plattus
Fax: (212) 891-1541

Cerberus Partners, L.P.
299 Park Avenue, 22nd Floor
New York, New York 10171
Attn: Mr. Daniel Frank
Fax: (212) 284-7818

Sepracor Inc.
84 Waterford Drive
Marlborough, MA 01752
Attn: President
Fax: 508-357-7495

With copies to:	Lowenstein Sandler PC
65 Livingston Avenue
Roseland, NJ 07068-1791
Attn: Robert G. Minion, Esq.
Fax: (973) 597-2400

Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, Massachusetts 02109
Attn: Susan W. Murley, Esq.
Fax: 617-526-5000

or such other address as any of the above may have furnished to the other parties in writing by registered mail, return receipt requested.

10. Amendment. This Certificate of Designations shall not be amended without the prior written consent of the Requisite Holders. The Corporation may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Corporation shall have obtained the written consent to such amendment, action or omission to act, of the Requisite Holders.

11. Lost or Stolen Certificates. Upon receipt by the Corporation of evidence reasonably satisfactory to the Corporation of the loss, theft, destruction or mutilation of any stock certificates representing Series A Preferred Stock, and, in the case of loss, theft or destruction, of any indemnification undertaking by the holder of Series A Preferred Stock to the Corporation in customary form and, in the case of mutilation, upon surrender and cancellation of such Series A Preferred Stock certificate(s), the Corporation shall execute and deliver new preferred stock certificate(s) of like tenor and date; provided, however, the Corporation shall not be obligated to re-issue preferred stock certificates if the holder of Series A Preferred Stock contemporaneously requests the Corporation to convert such Series A Preferred Stock into Common Stock.

12. Remedies Characterized; Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Certificate of Designation shall be cumulative and in addition to all other remedies available under this Certificate of Designation, at law or in equity (including a decree of specific performance and/or other injunctive relief). No remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit a holder’s right to pursue actual damages for any failure by the Corporation to comply with the terms of this Certificate of Designation. The Corporation covenants that it will not take any action which might materially impair the rights of the holders of Series A Preferred Stock without the consent of the Requisite Holders. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the holder in respect thereof, and shall not, except as expressly provided herein, be subject to any other obligation of the Corporation (or the performance thereof). The Corporation acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the holders of Series A Preferred Stock and that the remedy at law in the event of any such breach may be inadequate. The Corporation therefore agrees that, in the event of any such breach or threatened breach, the holders of Series A Preferred Stock shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

13. Specific Shall Not Limit General; Construction. No specific provision contained in this Certificate of Designation shall limit or modify any more general provision contained herein.

14. Failure or Indulgence Not Waiver. Any waiver by a holder of Series A Preferred Stock of any power, right or privilege hereunder shall be in a writing signed by such holder.

15. Payment of Tax Upon Issue of Transfer. The issuance of certificates for shares of the Common Stock upon conversion of the shares of Series A Preferred Stock shall be made without charge to the holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the holders of Series A Preferred Stock so converted.

16. Effect of Headings. The section headings herein are for convenience only and shall not affect the construction hereof.

[Signature page follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations to be duly executed as of the 9th day of November, 2004.

BIOSPHERE MEDICAL, INC.

/s/ Martin J. Joyce
Name:	Martin J. Joyce
Title:	Vice President and
Chief Financial Officer

[Signature Page — Series A Certificate of Designations]